Exhibit 10.6

AMENDED AND RESTATED OPERATING AGREEMENT

OF

KUKUI’ULA DEVELOPMENT COMPANY (Hawaii), LLC

This Amended and Restated Operating Agreement of Kukui’ula Development Company (Hawaii), LLC (“Company”) is entered into as of May 1, 2009, by and between KDC, LLC, a Hawaii limited liability company (“KDC”) and DMB Kukui’ula LLC, an Arizona limited liability company (“DMB”).

RECITALS

A.                                    The Company was organized by the filing of the Company’s Articles of Organization on April 23, 2002.  On April 25, 2002, the parties entered into the Operating Agreement of the Company providing for the development by the Company of the Kukui’ula Resort community.

B.                                    KDC and DMB have determined that the Operating Agreement should be amended and restated in its entirety effective May 1, 2009, in order to meet future investment requirements to continue the Project in accordance with a Revised Business Plan and a Revised Budget.

SECTION 1.                      DEFINITIONS; THE COMPANY

1.1                               Definitions.  Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 9.14.

1.2                               Admission of Members.  Each of KDC and DMB are Members of the Company.  The Members will operate the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

1.3                               Name.  The name of the Company is Kukui’ula Development Company (Hawaii), LLC.  The name of the Company may be changed by the Executive Committee.

1.4                               Purposes.  The purposes of the Company and the general character of its business (“Business Activities”) are to, in accordance with the Revised Business Plan and the Revised Budget:

(a)                                 acquire KDC’s interest in the Property and the interest of the KDC Affiliates in the Other Assets pursuant to the Contribution Agreement.

(b)                                 master plan, zone, rezone and subdivide all or any part of the Property, and in connection therewith enter into development agreements or similar arrangements;

(c)                                  obtain or develop a water supply and distribution system for the Project;

(d)                                 obtain or develop a sanitary sewer system for the Project;

(e)                                  obtain utility services for the Project;

(f)                                   construct infrastructure and related improvements on all or any part of the Property; including, without limitation, vertical construction of common area amenities (such as guard houses, club houses, pools, ramadas, maintenance buildings and the like);

(g)                                  improve and develop all or any part of the Property into custom residential lots, production residential lots, multi-family lots or pads (including condominiums, townhomes, and interval or fractional ownership), and into parcels which may be used for commercial, retail, resort hotel or other non-residential uses and in connection with any of the foregoing to dedicate or convey without consideration for use as private streets or public streets, public use areas, open spaces, view corridors and common areas.

(h)                                 construct one golf course on the Property and acquire, maintain and dispose of furniture, fixtures and equipment relating to the golf course;

(i)                                     potentially establish a private membership program for the golf course, recognizing that some public play may be required, which may be an equity or non-equity program, as determined by the Members, issue membership interests under the membership program, and pending issuance of memberships sufficient to sustain the operations of the golf course, operate the golf course as a private or semi-private facility;

(j)                                    construct dwelling units, commercial buildings and other vertical improvements on portions of the Property, if approved by the Members;

(k)                                 develop pathways, trails and amenities on all or any part of the Property;

(l)                                     grant easements or other property rights by documents that are customarily recorded with respect to all or any part of the Property, establish homeowners’ and similar associations, and subject all or any part of the Property to covenants, conditions, restrictions, improvement districts, community facilities districts and similar arrangements;

(m)                             hold all or any part of the Property for investment if approved by the Members;

(n)                                 acquire access easements, rights of way, water rights and similar property rights or interests necessary or desirable in connection with the development of the Property;

(o)                                 own, operate, manage, lease, maintain, repair, replace, sell, exchange, transfer, assign or otherwise dispose of all or any part of the Property or the Project (including, without limitation, any golf course, parcels for third party development, the custom and production residential lots and multi-family lots or pads and commercial sites); and

(p)                                 engage in all activities that are reasonably necessary, convenient or incidental to the accomplishment of the foregoing business purposes;

all on the terms and conditions set forth in this Agreement.  The Company is formed to engage in the Business Activities specified in this Section 1.4.  The Company shall not engage in any activity or business other than the Business Activities without the written approval of both Members.

1.5                               Intent.  It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes.  It also is the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the federal Bankruptcy Code.  No Member shall take any action inconsistent with the express intent of the parties hereto.

1.6                               Office.  The principal office of the Company shall be maintained at McBryde Cane Haul Road, P.O. Box 280, Koloa, Kauai, Hawaii, or at such other location or locations as the Executive Committee may from time to time designate by written notice to all Members.

1.7                               Agent for Service of Process.  The name and address of the agent for service of legal process on the Company in Hawaii is Hawaii Registered Legal Agent, Inc., a Hawaii corporation, Five Waterfront Plaza, 4th Floor, 500 Ala Moana Boulevard, Honolulu, Hawaii 96813.  The Company’s agent for service of legal process may be changed by the Executive Committee upon written notice to all Members.

1.8                               Term.  The term of the Company has commenced upon the filing of the Company’s Articles of Organization (“Articles”) with the Director, and shall continue until the Company is dissolved in accordance with this Agreement.

1.9                               Independent Activities.

(a)                                 General Scope of Independent Activities.  The Members hereby expressly agree and acknowledge that each of the Members, either directly or through the Member’s Affiliates, is involved in transactions, investments and business ventures and undertakings of every nature, which include, without limitation, activities which are not associated in any manner with real estate, as well as the ownership, construction, development, marketing, sale and operation of real property and improvements of every type and nature thereon (all such investments and activities being referred to hereinafter as the “Independent Activities”).

(b)                                 Waiver of Rights with Respect to Independent Activities.  Nothing in this Agreement shall be construed to:  (i) prohibit any Member or the Member’s Affiliates from continuing, acquiring, owning or otherwise participating in any Independent Activity that is not owned or operated by the Company or (ii) require any Member or the Member’s Affiliates to allow the Company or any other Member to participate in the ownership or profits of any such Independent Activity.  To the extent any Member would have any rights or claims against any other Member as a result of the Independent Activities of such Member or such Member’s Affiliates, whether arising by statute, common law or in equity, the same are hereby waived.

(c)                                  Limitation on Company Opportunities.  Except as stated in Section 1.9(b), each Member hereby represents and warrants to each other Member that the warranting Member has not been offered, as an inducement to enter into this Agreement, the opportunity to participate in the ownership or profits of any present or future Independent Activity of any kind whatsoever of such other Member or such other Member’s Affiliates.  The Members expressly acknowledge that the opportunities of the Company shall be limited to the Business Activities with respect to the Property and shall not extend to any other property, investment or activity.

(d)                                 Acknowledgement of Reasonableness.  The Members hereby expressly acknowledge, represent and warrant that they are sophisticated investors and developers of real property, they understand the terms, conditions and waivers set forth in this Section 1.9 and that the provisions of this Section 1.9 are reasonable, taking into account the relative sophistication and bargaining position of the Members.

SECTION 2.                      MEMBERS; CAPITAL CONTRIBUTIONS

2.1                               Members.  Subject to Section 7, KDC and DMB shall be the sole Members of the Company.

2.2                               Prior Capital Contributions.  Each Member has made capital contributions prior to March 20, 2009, which shall not affect in any manner the Members’ rights to distributions under this Agreement.

2.3                               Additional Capital Contributions.  Subject to the limits set forth in this Section 2.3, Capital Contributions shall be required from time to time to pay all costs incurred by the Company in accordance with the Revised Business Plan and Revised Budget (“Approved Expenses”).  Either Member may request Capital Contributions pursuant to this Section 2.3 for purposes of paying Approved Expenses by giving written notice to the Members (a “Contribution Notice”), setting forth the amount of the Approved Expenses to be paid and the date by which such Additional Capital Contributions are required (“Required Capital Contribution Date”), which, unless otherwise provided herein, shall be not less than fifteen (15) days after the date of the Contribution Notice.  Any disagreement with respect to whether Capital Contributions are necessary to pay for Approved Expenses shall be subject to the Disagreement Resolution procedures of Section 5.12.  The Members’ obligations to make further Capital Contributions are as follows:

(a)                                 Commencing March 20, 2009, DMB will contribute $15,000,000 to the Company and KDC will contribute $12,000,000 to the Company for an aggregate Additional Capital Contribution in the amount of $27,000,000.  Each Contribution Notice issued pursuant to this Section 2.3(a) shall provide for cash installments in accordance with the payment schedule set forth in the Revised Budget with DMB paying 55% of each installment and KDC paying the balance of 45%.

(b)                                 Each Member will contribute $20,000,000 to the Company for an aggregate Supplemental Capital Contribution of $40,000,000 for recreational facilities pursuant to the payment schedule attached to the Revised Business Plan and Budget.  Each Contribution Notice issued pursuant to this Section 2.3(b) shall provide for cash installments in accordance with the payment schedule set forth in the Revised Budget with each Member paying 50% of each installment.

(c)                                  In addition to the contributions under Sections 2(a) and 2(b), KDC shall contribute the additional funds for Approved Expenses in cash installments in accordance with the payment schedule set forth in the Revised Budget.  Forty percent (40%) of each Capital Contribution made pursuant to this Section 2.3(c) shall be deemed Additional Capital Contributions and 60% of such Capital Contribution shall be deemed Preferred Capital Contributions (“Preferred Capital Contributions”).  KDC’s obligation to contribute funds under this Section 2.3(c) shall not exceed $97,000,000.

(d)                                 In the event the Company is required to make any payments pursuant to the Guaranty of Payment and Completion dated October 31, 2007 made by the Company in favor of LaSalle Bank National Association, each Member shall contribute to the Company as Additional Capital Contributions 50% of any required payment.  Failure to make an Additional Capital Contribution required under this Section 2.3(d) within ten (10) days after the delivery of a Contribution Notice from the Manager setting forth the amount of the required contribution shall be a default hereunder, subject to the provisions of Section 2.4.

2.4                               Failure to Make Contributions.  If a Member fails to make its entire share of any Additional Capital Contribution, Supplemental Capital Contribution or Preferred Capital Contribution payment required under Section 2.3 and if the other Member (“Non-Defaulting Member”) has, if applicable, made the Capital Contributions required of it to date under Section 2.3, then the Non-Defaulting Member may give written notice (a “Default Notice”) to the Member failing to make the required contribution (“Defaulting Member”), setting forth the amount of the delinquent Capital Contributions (the “Deficit Amount”).  If the Deficit Amount remains unfunded by the Defaulting Member for more than ten (10) days following a Default Notice, then without further notice or action until the Default is cured (i) the Defaulting Member shall become a nonvoting Member of the Company, (ii) the Executive Committee shall thereafter consist of two Representatives appointed by the Non-Defaulting Member and one Representative appointed by the Defaulting Member, (iii) the Non-Defaulting Member shall be the sole Managing Member, (iv) distributions to the Members shall be made in accordance with Section 3.2, (v) the Non-Defaulting Member’s obligation to make further Capital Contributions shall be terminated, and (vi) the Non-Defaulting Member shall have the right, but not the obligation to make further Capital Contributions from time to time required to continue the Business Activities of the Company, which aggregate amounts, together with any contribution made by the Non-Defaulting Member pursuant to the Contribution Notice the Defaulting Member failed to fund, shall be designated Priority Preferred Capital Contributions.  The Non-Defaulting Member’s remedies with respect to a Defaulting Member’s failure to contribute a Deficit Amount are limited to the consequences specified hereinabove, including the Non-Defaulting Member’s right to make Priority Preferred Capital Contributions, and to the remedy specified in Section 7.5.  This limitation is not intended to limit the rights of a Member or an Affiliate thereof to pursue any remedies provided under separate guaranties or assurances whether or not related to this Agreement.  In the event a Non-Defaulting Member receives a payment under a separate guaranty reimbursing the Non-Defaulting Member for the contribution of a Deficit Amount with interest, over and above all costs and expenses of collection under such guaranty, such payment will be applied to the Defaulting Member’s Additional Capital Contributions, Supplemental Capital Contributions or Preferred Capital Contributions, as appropriate, and credited toward the payment of the Non-Defaulting Member’s Priority Preferred Capital Return.

2.5                               Limitations Pertaining to Capital Contributions.

(a)                                 Return of Capital.  Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically agreed in writing by the Members at the time of such distribution.

(b)                                 No Interest or Salary.  No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise expressly provided in this Agreement.

(c)                                  Liability of Members; Optional Capital Contributions.  Except as agreed upon in writings signed by the Members, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company.  Except as agreed upon by the Members, and except as otherwise provided by the Act or by any other applicable state law, the Members shall be liable only to make their Capital Contributions as provided in Section 2.3 and no Member shall be required to make any other Capital Contributions or to loan any amounts to the Company.  No Member shall have any personal liability for the repayment of the Capital Contributions or loans of any other Member.  In the event either Member determines that the Company requires additional funds over and above the Capital Contributions provided under Section 2.3 to meet liabilities or expenses necessary to continue the Company’s Business Activities, such Member may request an Optional Capital Contribution by giving written notice to the other Member of the amount and reason for the Optional Capital Contribution, setting forth the date such Optional Capital Contribution is required, which date shall be not less than fifteen (15) days after the date of the notice.  Each Member shall have the right but not the obligation to contribute up to 50% of the requested Optional Capital Contribution.  The notifying Member may make its 50% share of the Optional Capital Contribution and the amount of the share the other Member fails to contribute.  Any disagreement with respect to whether the Optional Capital Contribution is reasonably necessary shall be subject to the Disagreement Resolution procedures of Section 5.12.

(d)                                 No Third Party Rights.  Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company or create any rights in any third party as a beneficiary of this Agreement, and no creditor of the Company will be entitled to require any Member to solicit or demand Additional Capital Contributions.

(e)                                  Dissociation.  No Member may voluntarily or involuntarily dissociate from the Company or terminate its interest therein without the prior written consent of the other Member.  Any Member who dissociates from the Company in breach of this Section 2.5(e):

(i)                                     shall be treated as an assignee of a Member’s interest, as provided in the Act;

(ii)                                  shall not be relieved from any obligations under this Agreement, including, but not limited to, the obligation to make Capital Contributions to the Company;

(iii)                               shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

(iv)                              shall receive distributions as a Defaulting Member.

SECTION 3.                      DISTRIBUTIONS

3.1                               Distributions of Net Cash Flow.  The availability of Net Cash Flow shall be determined by the Executive Committee and if Net Cash Flow is available, shall be paid to the Members on a quarterly basis, or at such more frequent intervals as the Executive Committee may determine, as follows:

(a)                                 first, to the Members, until the Optional Capital Return and the Supplemental Capital Return are fully paid, in amounts divided proportionally between (i) their respective Optional Capital Contributions, if any, plus payment of three-fifths of the 25% return component of the Optional Capital Return, with the remaining two-fifths of the 25% return component of the Optional Capital Return being reserved and paid pursuant to Section 3.1(b), and (ii) their Supplemental Capital Return;

(b)                                 second to the Members to pay two-fifths of the 25% return component of the Optional Capital Return, if any, until such amount is fully paid;

(c)                                  third, to KDC, until the Preferred Capital Return is fully paid; and

(d)                                 fourth, to the Members in proportion to their respective Additional Capital Contributions paid to the Company pursuant to Section 2.3.

3.2                               Distributions Following Failure to Fund Deficit Amount.  In the event of a failure of a Member to fund a Deficit Amount within the notice period provided in Section 2.4, which is not fully cured, all distributions thereafter shall be made as follows:

(a)                                 first, to the Non-Defaulting Member, until the Non-Defaulting Member’s Priority Preferred Capital Return is fully paid;

(b)                                 second, to the Members in proportion to their respective Optional Capital Contributions until the Optional Capital Return is fully paid;

(c)                                  third, to the Members in proportion to their respective Supplemental Capital Contributions until the Supplemental Capital Return is fully paid;

(d)                                 fourth, to the Non-Defaulting Member, until the Non-Defaulting Member’s Preferred Capital Return is fully paid;

(e)                                  fifth, to the Defaulting Member, until the Defaulting Member’s Preferred Capital Return is fully paid;

(f)                                   sixth, to KDC and DMB in proportion to their total Additional Capital Contributions paid to the Company pursuant to Section 2.3.

SECTION 4.                      TAX ALLOCATIONS

4.1                               General Allocation Rules.

(a)                                 General Allocation Rule.  For each taxable year of the Company, subject to the application of Section 4.2, Profits and Losses shall be allocated to the Members in a manner which causes each Member’s Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 8.3(c)(ii) upon a hypothetical liquidation of the Company in accordance with Section 4.1(b).  If Profits and Losses in a tax year are insufficient to produce the Adjusted Capital Account Balances intended under this Section (such insufficiency shall be referred to herein as a “Shortfall”), Profits and Losses shall be allocated so as to approximate the intended Adjusted Capital Account Balances as closely as possible.  No amount of any Shortfall shall be added to or charged against any Member’s Adjusted Capital Account Balance; rather, each Member’s Adjusted Capital Account Balance shall be adjusted by allocations of Profits and Losses in subsequent tax years in accordance with this Section.

(b)                                 Hypothetical Liquidation Defined.  In determining the amounts distributable to the Members under Section 8.3(c)(ii) upon a hypothetical liquidation, it shall be presumed that:  (i) all of the Company’s assets are sold at their respective values reflected on the books of account of the Company, determined in accordance with Code Section 704(b) and Regulations thereunder (“Book Value”), without further adjustment; (ii) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt; and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 8.3.

(c)                                  Special Loss Allocation.  If the Company incurs Losses at any time when the Members’ Adjusted Capital Account Balances have been reduced to or below zero, such Losses shall be allocated 50% to each of the Members.

(d)                                 Special Profits Allocation.  If the Company incurs Profits at any time when the Members’ Adjusted Capital Account Balances are less than zero and the hypothetical liquidation described in Section 4.1(b) would not result in any distributions to the Members, Profits shall be allocated to the Members in proportion to their negative Adjusted Capital Account Balances, until such negative balances have been eliminated.

(e)                                  Item Allocations.  To the extent any Shortfall remains outstanding as of the date of an actual liquidation of the Company under Section 8, special allocations of income (including gross income), gain, loss and/or deduction for the taxable year of liquidation shall be made as deemed reasonably necessary by the Executive Committee to achieve the intended Adjusted Capital Account Balances.

4.2                               Regulatory and Curative Allocations.  The allocations set forth in Section 4.1 are intended to comply with the requirements of the Regulations Sections 1.704-1(b) and 1.704-2.  If the Company incurs “nonrecourse deductions” or “partner nonrecourse deductions,” or if there is any change in the Company’s “minimum gain” or “partner nonrecourse debt minimum gain,” as defined in such Regulations, or if the Executive Committee determines that the foregoing allocations fail for any reason to comply with the Regulations, the allocation of Profits, Losses and items thereof to the Members shall be modified in a reasonable manner deemed necessary or advisable by the Executive Committee to comply with the Regulations, including as follows:

(a)                                 Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 4, but subject to the exceptions set forth in Regulations Sections 1.704-2(f)(2) (exception for certain conversions and refinancings of nonrecourse liabilities into recourse debt or member-related nonrecourse debt), 1.704-2(f)(3) (exception for certain capital contributions used to repay nonrecourse liabilities), 1.704-2(f)(4) (exceptions granted by the Commissioner of the Internal Revenue Service upon request), and 1.704-2(f)(5) (other exceptions that may be established by published revenue ruling), if there is a net decrease in Company minimum gain during any Company fiscal year, each Member will be specially allocated, prior to any other allocation of net Profit, Loss, or other specially allocated item under this Section 4.2(a) for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company minimum gain, determined in accordance with Regulations Section 1.704-2(g)(2), during such year.  Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each pursuant thereto.  The items to be so allocated will be determined in accordance with Regulations Section 1.704-2(f)(6).  This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and will be interpreted consistently therewith.

(b)                                 Member-Related Minimum Gain Chargeback.  Subject to the exceptions set forth in Regulations Section 1.704-2(i)(4) (including exceptions consistent with those set forth in Regulations Sections 1.704-2(f)(2), (f)(3), (f)(4), and (f)(5)), if, with respect to a member-related nonrecourse debt, there is a net decrease member-related minimum gain for any fiscal year of the Company (determined in accordance with Regulations Section 1.704-2(i)(3)), each Member with a share of the member-related minimum gain (such share to be determined in accordance with Regulations Section 1.704-2(i)(5)) will be specially allocated items of Company income and gain for such year (and if necessary for subsequent years) in an amount equal to such Member’s share of the net decrease in such member-related minimum gain during such year.  The items to be so allocated will be determined in a manner consistent with the provisions of Regulations Section 1.704-2(f)(6).  This Section 4.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations, and will be interpreted consistently therewith.  The allocation required by this Section 4.2(b) will be made after any allocation required by Section 4.2(a) but before any other allocation for the year.

(c)                                  Qualified Income Offset.  If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that, after tentatively taking into account all allocations that would be made for the current period (other than allocations pursuant to this Section 4.2(c)), would cause or increase an adjusted Capital Account deficit, items of income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate to the extent required by the Regulations under Code Section 704(b), the adjusted Capital Account deficit as quickly as possible.  This Section 4.2(c) is intended to comply with the qualified income offset requirement in Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.  Allocations under this Section 4.2(c) will be comprised of a pro rata portion of each item of

Company income (including gross income) and gain for the year; however, items of income and gain allocated under Sections 4.2(a) and 4.2(b) of this Agreement will be excluded from the operation of this Section 4.2(c).

4.3                               Capital Account.  A Capital Account shall be maintained for each Member in accordance with the Regulations, under uniform policies and procedures established by the Executive Committee.

4.4                               Special Tax Provisions.  In accordance with Code Section 704(c) and Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to the contributed property contributed to the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such contributed property to the Company for federal and state income tax purposes and its agreed value upon contribution to the Company using the traditional allocation method, as described in Regulations promulgated under Code Section 704(c).  KDC shall certify to the Company and DMB, KDC’s basis for federal income tax purposes in the contributed property as the same are contributed to the Company.

SECTION 5.                      MANAGEMENT

5.1                               Management of Company.  The right to manage, control and conduct the business and affairs of the Company shall be vested solely in the Members, acting through the Executive Committee.  The Executive Committee shall appoint one or both Members as Managing Members.  In the event both Members are appointed as Managing Members, the Executive Committee shall determine the power, authority and duties of each Managing Member.

5.2                               Executive Committee.

(a)                                 Establishment.  The Members hereby establish a committee (the “Executive Committee”) to aid in the management of the Company, which shall initially consist of four representatives (individually, a “Representative” and collectively the “Representatives”), two each from KDC and DMB (except as otherwise provided in Section 5.2(b)), to act on behalf of the Members on all matters that are subject to the approval of the Executive Committee under this Agreement.

(b)                                 Appointment of Representatives.  KDC’s initial Representatives are Stanley M. Kuriyama and Paul W. Hallin.  DMB’s initial Representatives are Drew M. Brown and James C. Hoselton.  A Representative may be changed effective upon written notice from the Member making the change to the other Member.  The Representatives of each Member are authorized to make any decision required of such Member and to vote on behalf of such Member on the Executive Committee.  Effective upon the date the aggregate Capital Contributions by KDC as referenced Sections 2.3(a), (b) and (c) have been paid, DMB shall have the right to appoint only a single Representative to the Executive Committee.  In the event a Member becomes a Defaulting Member, the Defaulting Member shall thereafter have the right to appoint only a single Representative to the Executive Committee.

(c)                                  Decisions.  All matters that are subject to the approval of the Executive Committee under this Agreement shall require the consent of a majority of the Representatives.

(d)                                 Required Effort.  The Members and the Representatives shall devote such time to the Company and its business as is appropriate to conduct the business of the Company and the Executive Committee in an effective manner, but shall not be required to devote their full time efforts to the Company.  At the request of the Managing Member, and at the expense of the Company, KDC and DMB will support the Company’s zoning and related activities and will make available at all public meetings Representatives (or other designees) with the power to grant or withhold approval to matters inconsistent with the Revised Business Plan for which approval may be requested at such meetings.

5.3                               Procedural Matters Relating to Executive Committee.  The Managing Member shall report to the Executive Committee, at regularly scheduled or specially called meetings, with respect to the status of the Project, including, without limitation, the status of zoning, permits, approvals, easements, engineering, planning, construction, development, operations, marketing, sales and other matters relating to the Project and the Revised Business Plan and Budgets.  Meetings of the Executive Committee shall be held not less frequently than quarterly and any Representative may call for additional meetings of the Executive Committee upon not less than ten (10) business days prior notice to all Representatives.  Meetings may be held telephonically but unless otherwise agreed upon by the Representatives, all in person meetings of the Executive Committee shall be held in Honolulu, Hawaii.  Each Member (and its advisors) shall be entitled to attend all meetings and conferences (both internal meetings and those including third parties) held with respect to the Project.  Decisions required to be made by the Executive Committee need not occur at a formal meeting.

5.4                               Revised Budget and Revised Business Plan.  The Members have approved a Revised Budget and Revised Business Plan which shall be implemented by the Managing Member.

5.5                               Business Plan Revisions.  The Managing Member will propose refinements or modifications to the Revised Business Plan as a result of changes in market forces or other relevant factors, but all such refinements or modifications are subject to the approval of the Executive Committee, which approval shall not be unreasonably withheld, conditioned or delayed by any Representative and any disapproval by a Representative must be based upon a bona fide business reason which shall be conveyed in writing to the Executive Committee.  Disagreements with respect to refinements or modifications to the Revised Business Plan shall be subject to the Disagreement Resolution procedures in Section 5.12.

5.6                               Budgets.  The Managing Member will prepare for approval by the Executive Committee proposed budgets (“Proposed Budgets”) for the Business Activities for each phase of the Project to be developed under the Revised Business Plan on an annual basis which will include both general administrative costs and expenses and construction costs and expenses which are expected to be incurred during the budget year and reasonable reserves for contingent liabilities.  The Proposed Budgets will be prepared at a level of detail customary for projects of the size and scope comparable to the Project and shall include the timing of projected expenditures.  The Proposed Budgets and any refinements or modifications to the Revised Budget shall be approved by the Executive Committee, which approval shall not be unreasonably withheld, conditioned or delayed by any Representative and any disapproval by a Representative must be based upon a bona fide business reason which shall be conveyed in writing to the Executive Committee.  Any disagreements with respect to the Budgets and any refinements or modifications thereto will be subject to the Disagreement Resolution procedure set forth in Section 5.12.

5.7                               Delegation to Managing Member.

(a)                                 General Delegation of Day-to-Day Authority.  Subject to the direction of the Executive Committee, the Managing Member shall have the right, power, authority and duty to implement the Revised Business Plan in accordance with the Revised Budget then in effect and to supervise and carry out the day-to-day affairs of the Company in accordance with the terms of this Agreement and may retain a managing agent, which could be a third party or a Member, to carry out some or all of such duties.  The Managing Member will keep the Executive Committee apprised of progress on each phase of the Revised Business Plan and will make available to the Representatives copies of all written materials prepared by the Managing Member and any consultants, including any material correspondence received by them.  The Managing Member will also provide to the Representatives reasonable notice of internal and public meetings relating to the Revised Business Plan and an opportunity to attend and participate in such meetings whenever feasible.

(b)                                 Further Delegation.  The Executive Committee may, from time to time in its discretion, delegate additional rights, powers, authorities and duties to the Managing Member; provided that the delegation of additional duties shall require the prior written consent of the Managing Member.

(c)                                  Standards Applicable to Managing Member.  In exercising its rights, powers, authorities and duties hereunder, the Managing Member shall exercise such skill and care as a prudent developer with experience in developing projects like the Project would exercise in dealing with its own property.  The Managing Member shall devote such time to the Company and its business as is reasonably necessary to carry out the Managing Member’s duties hereunder in a prompt and businesslike manner, but shall not be obligated to devote its full time efforts to the Company.

(d)                                 Illustrative Provisions.  Without limiting the generality of the foregoing provisions of this Section 5.7, but subject in all events to the provisions of the terms of the Revised Budget and Revised Business Plan, the Managing Member shall have the right, power, authority and duty to do each of the following, at the expense of the Company:

(i)                                     Acquire all or any part of the Property and Other Assets and exercise the Company’s rights under the Contribution Agreement;

(ii)                                  Apply or make filings for and obtain all necessary zoning and entitlements, consents, approvals, permits, licenses, variances and the like to develop the Project in accordance with the Revised Business Plan;

(iii)                               Negotiate and enter into contracts of all types contemplated by the Revised Business Plan, including, without limitation, land planning, design, architectural, construction and professional services contracts, and contracts for utilities on terms and conditions consistent with the Revised Business Plan and the Revised Budget, as necessary to construct the Project, and supervise the performance of any such contracts; provided, however, that any contract providing for payments in excess of $5,000,000 shall, unless the Executive Committee agrees otherwise, be terminable at the option of the Company without penalty or payment other than the payment for services through the date of termination;

(iv)                              Supervise the design, construction, equipping and operation of any golf courses and retain employees as necessary for such purpose; provided, that at the request of either Member, the Company may form a new limited liability company, that will be wholly-owned and managed by the Company, for the purpose of owning and operating the golf courses and undertaking the foregoing activities;

(v)                                 Administer any membership program for any golf course or other amenities;

(vi)                              Supervise the advertising, marketing and sale of golf memberships (if sold separately from lots), custom and production residential lots, multi-family lots or pads, and other portions of the Property;

(vii)                           Obtain and keep in force insurance coverage on the Project for amounts and risks determined by the Executive Committee;

(viii)                        Deposit Company funds in one or more banks selected by the Managing Member and approved by the Executive Committee, and cause such funds to be applied to pay when due all obligations of the Company which are in accordance with the Revised Budget, and to make payments and distributions to the Members in accordance with this Agreement;

(ix)                              Incur costs, expenses and obligations in accordance with the Revised Business Plan and Revised Budget, make reasonable use of contingency reserves established therein (including the use of such reserves for the payment of amounts for which line item adjustments may be made, as described in greater detail immediately below), and make reasonable adjustments between or among line items reflected in the Revised Budget under the Revised Business Plan, if the expenses intended to be paid pursuant to the line item from which funds are transferred are in fact incurred and paid (at a total cost less than budgeted) and the items on which the transferred funds are expended were included among the items set forth in the Revised Budget (and were or are reasonably expected to be incurred at a cost greater than budgeted);

(x)                                 Keep all books and records of the Company and deliver any reports required by this Agreement; and

(xi)                              Perform all other duties otherwise specified in this Agreement be carried out by the Managing Member and take all actions reasonably deemed necessary by the Managing Member to carry out any of the above rights and duties.

5.8                               Signature Power of Managing Member.  Subject to the direction of the Executive Committee, a Managing Member, acting alone and without the joinder of the other Member, shall have the power to execute and deliver documents and instruments on behalf of the

Company with respect to matters described in Section 5.7(d), which execution shall be binding on the Company.  Any Person dealing with the Company may rely, without further inquiry, upon the identity of the Managing Member set forth in the Company’s Articles, as amended, at the time action is taken by or on behalf of the Company by the Managing Member, and may rely on a certificate signed by the Managing Member as to the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Managing Member or which are in any other manner germane to the affairs of the Company.

5.9                               Matters Requiring Special Approval of Members.  Notwithstanding any provision of this Agreement to the contrary, the matters listed in Section 5.9(a) through (n) shall require the consent of each Member entitled to vote, which may be withheld in the sole and absolute discretion of each Member entitled to vote.  Such matters shall not be subject to the approval of the Executive Committee and shall not be subject to resolution pursuant to Section 5.12.

(a)                                 Any amendment to this Agreement;

(b)                                 An act which is outside the scope of the Business Activities;

(c)                                  Approval of the construction of dwelling units, commercial buildings or other vertical improvements on portions of the Property (other than golf course improvements such as a club house, maintenance facilities and pro shop, and guard houses, a sales or information center, ramadas and Project amenities intended for use by residents at the Project, the approval of which shall be part of the Revised Business Plan);

(d)                                 The dissolution of the Company, except for the right to give an Early Termination Notice under Section 8.2;

(e)                                  Admission of any new Member to the Company (other than as specifically authorized under Section 7);

(f)                                   Filing, consenting to or acquiescing in any act or event that would constitute an event of bankruptcy with respect to the Company;

(g)                                  Acquiring by lease, purchase or otherwise any real property other than the Property;

(h)                                 Subject to matters within the discretion of the Managing Member, as described in Section 5.7(d)(ix), incurring any material cost, expense or obligation that is not authorized in the Revised Business Plan or that exceeds the amount authorized therefor in the Revised Budget, or undertaking any activity that is inconsistent with the Revised Business Plan;

(i)                                     Lending Company funds to any person unless the same is part of the Revised Business Plan and Revised Budget;

(j)                                    Entering into or amending any contract or arrangement which requires any payments to an Affiliate of a Member, except as expressly authorized by this Agreement;

(k)                                 Entering into or amending any contract or arrangement for the borrowing of money;

(l)                                     Selection of the Approved Accountants;

(m)                             Reduction or waiver of the obligation of each Member to make the Additional Capital Contribution payments required under Section 2.3; and

(n)                                 Approval of any proposed refinement, modification or amendment of the Revised Business Plan or Revised Budget prior to the completion of all bonded recreational facilities.

5.10                        Compensation and Reimbursement of Members.

(a)                                 Costs Prior to Effective Date.  Neither Member (nor any of its Affiliates) shall receive any further credit or reimbursement by the Company for any costs incurred by that Member or its Affiliates prior to the Effective Date except as provided in the Revised Budget.  Each Member shall pay any legal fees it incurs to other Persons in connection with the preparation of this Agreement or with advice relating to this Agreement.

(b)                                 Expenses of the Members.  Subject to the Revised Budget, the Company shall reimburse the Members for the following costs:

(i)                                     Each Member shall be reimbursed for the actual salary costs incurred by it or its Affiliates for salaries or other compensation payable to employees who provide regular and substantial services to the Project based upon time spent or agreed time allocations.  If such employees are providing services on less than a full-time basis to the Project (e.g., if they provide services to a Member or its Affiliates for more than one project), then the costs to be reimbursed shall be limited to the costs that are fairly apportioned to the Project, based on the amount of time spent on the Project in comparison to the other activities of such employees or contractors conducted for the applicable Member or Affiliate.  The employees of each Member or its Affiliates from whom reimbursement may be obtained shall be as set forth in the Revised Business Plan as the same may be amended from time to time.  The amounts to be reimbursed to any Member under this Section 5.10(b)(i) shall as reasonably determined by the Member entitled to reimbursement and approved by the Executive Committee from time to time or as set forth in the Revised Business Plan and the Revised Budget.

(ii)                                  Each Member shall be reimbursed for all out-of-pocket costs and expenses of their employees for food, lodging, travel and other necessary expenses incurred in connection with all aspects of the Company’s Business Activities approved by the Executive Committee.  Each member will endeavor to limit such expenses to the lowest reasonable cost.

The amounts to be reimbursed to the Members under this Section 5.10(b) shall be shown as a separate line item (or group of line items) in the Revised Business Plan and Revised Budget.  Amounts to be reimbursed shall be evidenced by invoices, canceled checks or other proof of payment as may reasonably be requested by the Executive Committee.  Any disagreements with respect to amounts to be reimbursed pursuant to this Section 5.10(b) shall be subject to Disagreement Resolution procedures in Section 5.12.

(c)                                  Limitation.  Except as set forth in this Section 5.10, neither the Members nor their Affiliates shall receive any fees or other compensation from the Company unless unanimously agreed from time to time by the Members in their sole discretion.

5.11                        Mechanism for Obtaining Approvals.

(a)                                 Requests by Representatives for Approval.  Any Representative may request approval of matters requiring action or approval by the Executive Committee under this Agreement by giving written notice thereof to the other Representatives.

(b)                                 Requests by Managing Member.  If the Managing Member proposes to modify or refine the Revised Business Plan or Revised Budget, or to take any actions or to make any expenditures that are inconsistent with the Revised Business Plan (after taking into account the Managing Member’s discretionary authority under Section 5.7(d)(ix)), the Managing Member shall either submit a proposed modification or refinement or action to the Executive Committee for its approval or request that the Executive Committee approve the specific refinement, modification, action or expenditure.

(c)                                  Standards.  A decision with respect to any matters submitted for approval of the Executive Committee pursuant to Sections 5.11(a) or (b) shall be made by the Representatives of each Member as promptly as reasonably possible given the complexity of the issue and the urgency of the required decision.  The Representatives shall cooperate in good faith in making all decisions submitted for the approval of the Executive Committee.

(d)                                 Right to Submit for Resolution.  If approval by a majority of the Representatives cannot be achieved within ten (10) business days following the submission of any matter for approval of the Executive Committee pursuant to Sections 5.11(a) or (b) (the absence of agreement on that matter being referred to hereinafter as a “Disagreement”), then either Member or its Representatives may at any time thereafter give a Disagreement Notice with respect to such matter pursuant to Section 5.12(d).

(e)                                  Exclusive Means of Resolution.  The Members hereby waive their rights to institute litigation with respect to any Disagreement arising under this Agreement, and consent instead to be bound by the results of the dispute resolution process of Section 5.12.

5.12                        Disagreement Resolution.

(a)                                 Initial Designation of Facilitators.  The Company shall maintain a list (the “Facilitator List”) of four or more individuals whom the Members have mutually agreed are qualified to serve as facilitators (“Facilitators”) to resolve Disagreements.  The initial Facilitator List is attached as Exhibit A.  The Facilitators shall be independent of the Members (and their respective Affiliates), and shall hold no financial interest in or any material financial or personal relationships with either Member or its Affiliates.

(b)                                 Disclosure of Business Relationships; Replacement of Facilitator.  The Members shall disclose to each other in writing all material business and personal relationships they or their respective Affiliates have had in the past five (5) years with any Facilitator before a Facilitator is added to the Facilitator List.  The Members shall also disclose to each other in writing all material business and personal relationships they or their respective Affiliates develop with a Facilitator once the Facilitator has been added to the Facilitator List (and, if a Facilitator develops such a relationship, it shall be subject to removal from the Facilitator List at the election of either Member).  Subject to the immediately preceding sentence, an individual shall remain on the Facilitator List until removed by the mutual consent of the Members; provided that if any Person designated on the Facilitator List dies, refuses to serve or for any other reason is unable to serve, the Members shall designate an additional Person to fill the vacancy on the Facilitator List.  An individual shall be added to the Facilitator List only upon the unanimous consent of the Members; provided that if a vacancy on the Facilitator List is not filled within thirty (30) days of the event that caused such vacancy, the remaining Facilitators shall promptly choose a new Facilitator to fill the vacancy, if requested to do so by either Member (upon written notice to the other).

(c)                                  Selection from Facilitator List.  The Facilitator for any particular Disagreement shall be selected from the Facilitator List by the mutual consent of the Members or, at the request of any Member, by random selection from the Facilitator List.

(d)                                 Disagreement Notice.  Subject to the applicable requirements of Section 5.11(d), if a Member believes that a Disagreement exists, it shall notify the other Member thereof, which notice (a “Disagreement Notice”) shall identify the Disagreement and set forth briefly the notifying Member’s position with respect to the Disagreement.  As promptly as practicable, and in any event within one (1) week of the giving of the Disagreement Notice, the Members shall meet in an attempt to resolve the Disagreement.  If the Disagreement cannot be resolved at that meeting, a Facilitator shall be appointed at that meeting.

(e)                                  Mediation.  Not later than five (5) business days following the appointment of the Facilitator under Section 5.12(d), the Members or their respective counsel shall contact the Facilitator and describe briefly the nature of the Disagreement.  The Facilitator shall then determine an appropriate method of mediating the Disagreement in an attempt to assist the Members to reach consent with respect thereto.  The method of mediation shall be solely in the discretion of the Facilitator, and the Members shall cooperate in good faith in the mediation process; provided that the mediation process shall terminate not later than ten (10) business days following the designation of a Facilitator as a mediator (unless the process is extended by mutual agreement of the Members).  The mediation process shall be at a location selected by the Facilitator (which shall be the most efficient location for completing the mediation process, based on the issues to be resolved and the other facts and circumstances associated with the mediation proceedings).  Unless otherwise agreed by the Members, the results of mediation under this Section 5.12(e) shall be non-binding.

(f)                                   Arbitration.

(i)                                     Appointment of Arbitrator.  If the mediation process under Section 5.12(e) is terminated without the Members having resolved the Disagreement that was the subject of such process, then on the same business day on which the mediation process is terminated, the Members shall designate a new Facilitator in the manner provided in Section 5.12(c).

(ii)                                  Rules of Arbitration.  The arbitration process shall be conducted by the newly designated Facilitator at a location selected by the Facilitator (which shall be the most efficient location for completing the arbitration process, based on the issues to be resolved and the other facts and circumstances associated with the arbitration proceedings), and shall be conducted under the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., subject to this Agreement, any other documents executed by the Members and applicable law.  Except as provided herein, the Facilitator shall follow the rules of the American Arbitration Association, hut shall have discretion to vary from those guidelines in light of the nature or circumstances of any particular Disagreement; provided that the Facilitator shall render a decision on any Disagreement only in the manner specifically provided below.  Discovery rules and the extent and scope of discovery with respect to any Disagreement shall be in the sole discretion of the Facilitator responsible for the arbitration with respect to such Dispute.

(iii)                               Timing of Arbitration.  The Members shall cooperate in good faith to permit a conclusion of the arbitration hearing within fifteen (15) business days following the termination of the mediation process under Section 5.12(e) (including, but not limited to, making representatives available for the arbitration, and selecting a Facilitator who can serve within the period of time required), and shall endeavor to submit a joint statement setting forth each Disagreement to be resolved, including a summary of each Member’s position on each Disagreement.

(iv)                              Arbitration Hearing.  In all events, unless waived by the Members, the Facilitator will conduct an arbitration hearing at which the Members and their counsel shall be present and have the opportunity to present evidence and examine the evidence presented by the other Members.  The proceedings at the arbitration hearing shall, unless waived by the Members, be conducted under oath and before a court reporter.

(v)                                 Reliance on Experts.  If the matters or issues involved in any Disagreement are outside the scope of expertise of the Facilitator acting as the arbitrator with respect to such Disagreement, the Facilitator shall have the right to obtain and rely on experts with respect to the applicable matters or issues (such as appraisers, lawyers, land planners, accountants, etc.).  All costs of any experts retained by the Facilitator shall be borne by the Members in accordance with Section 5.12(h).  The services or advice obtained from experts by the Facilitator in accordance with this Section 5.12(v) shall not be in lieu of any testimony that a Member may wish to present from its own expert on the matters or issues that are the subject of the Disagreement.

(vi)                              Decision of Arbitrator.  Upon the conclusion of the arbitration hearing, the Facilitator shall and must select the position offered by one of the Members with respect to each individual Disagreement (i.e., each issue presented for resolution), without variation.  The decision of the Facilitator with respect to any Disagreement shall be final and binding on all Members and shall be treated as an approval by the Executive Committee of the matter that was subject of the Disagreement.  As part of its decision, a Facilitator acting as an arbitrator hereunder may render a decision compelling performance by a Member of its obligations under this Agreement.  The Facilitator acting as an arbitrator of any Disagreement hereunder shall not have the authority to award monetary damages.  Subject to the foregoing, a judgment may be entered and enforced by any court of competent jurisdiction based on any decision rendered by a Facilitator acting as an arbitrator hereunder.  Arbitration shall be the sole remedy for the resolution of Disagreements, but any other matter arising under the Agreement, including any action for monetary damages or equitable relief, may be pursued through judicial proceedings.

(g)                                  Standards of Conduct.  If a Disagreement is submitted to arbitration, the Members agree that they will not contact or communicate with the Facilitator who was appointed as arbitrator with respect to any Disagreement either ex parte or outside of the contacts and communications contemplated by this Section 5.12.

(h)                                 Costs.  The cost of resolving any Disagreement by mediation, as described in Section 5.12(e), shall be borne by the Company (and shall be treated as an item in the Revised Budget for all purposes of this Agreement).  The cost of resolving any Disagreement pursuant to arbitration, as described in Section 5.12(f), shall be borne by the Members as determined by the Facilitator who acts as arbitrator with respect to such Disagreement.

5.13                        Limitations on Liability; Indemnity.  No Member, its Representatives or its Affiliates (an “Actor”) shall be liable to the Company or the other Members for actions taken in good faith by the Actor in connection with the Company or its business; provided that the Actor shall in all instances remain liable for acts in breach of this Agreement or which constitute bad faith, fraud, willful misconduct or gross negligence.  The Company, its receiver or trustee shall indemnify, defend and hold harmless each Actor from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Actor arising out of any claim or legal action wherein the Actor is named as a defendant based upon acts performed or omitted to be performed by the Actor in connection with the Business Activities; provided, that if the Company is not also named and served in the legal action, the Actor delivers to the Managing Member of the Company within ten (10) days of the service of any summons or complaint copies of any such documents, and in any event promptly requests in writing a defense and/or indemnification therein and the Actor agrees to cooperate fully in the defense of such action as the Company may reasonably require.  Failure to comply with the foregoing shall not affect any rights which an Actor may have under any insurance policy carried by the Company, whether or not the Actor is named as an insured or additional insured.  In agreeing to defend and/or indemnity the Actor, the Company may make its agreement conditional on the continued existence of the state of facts as then known to the Company and may provide for the withdrawal of such defense and/or indemnification at such times as facts arise which, if known at the time of the original request for defense and/or indemnification, would have permitted the Company to refuse such request on the basis that the Actor’s conduct was such as to not permit indemnification hereunder.  The Company shall give notice of its intent to withdraw in writing and such notice shall be effective upon receipt.  The Company shall be responsible for all costs and expense of defense up to the date of delivery of its notice of withdrawal.  No Actor shall be indemnified for claims based upon acts performed or omitted in breach of this Agreement or which constitute bad faith, fraud, willful misconduct or gross negligence.  The Members contemplate that insurance will be the first source of proceeds to provide the defense and/or indemnity required hereunder, and if the insurance proceeds are insufficient or no insurance is available, then (1) no liens shall be imposed upon the Property to pay any portion of the required defense and/or indemnity but the Company shall first use proceeds from the sales of lots or parcels in the ordinary course of the Company’s business to provide such defense and/or indemnity, and (2) if such proceeds are insufficient or not available, then the Members shall contribute, as Additional Capital Contributions, sufficient amounts to pay for any required defense and/or indemnity and the Revised Budget shall be deemed amended to include the costs of such required defense and/or indemnity as an Approved Expense.  Failure to make a Capital Contribution required under this Section 5.13 within fifteen (15) days after notice of the required contribution shall be deemed a failure to make an Additional Capital Contribution under Section 2.4 with the consequences to the Defaulting Member set forth in Section 2.4.

SECTION 6.                      BOOKS AND RECORDS

6.1                               Books and Records.  The Managing Member shall keep books and records in accordance with generally accepted accounting principles at its place of business or at the Company’s office, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company.  Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect, copy and audit the contents of such books or records.  The Managing Member shall cause the Company’s financial books and records to be audited annually (to be completed not more than 120 days following the end of the Company’s fiscal year) and the annual income tax returns to be prepared for the Company (to be completed not more than 120 days following the end of the Company’s fiscal year), both at the Company’s expense, by a firm of independent certified public accountants selected by the Executive Committee and approved by all Members (“Approved Accountants”).  The financial and tax depreciation, amortization and other write off schedules for the assets included in the contributed property shall be determined by the Approved Accountants each year in accordance with applicable laws and regulations and other than as mandated by applicable laws or regulations shall be subject to the approval of the Executive Committee in its reasonable discretion.

6.2                               Progress Reports.  Not later than thirty (30) days following the last day of each applicable period, the Managing Member shall provide each Member with:

(a)                                 Construction and Operation Reports.  Monthly, a report of the Company’s construction and operation activities for the immediately preceding month, which report shall include a brief narrative description of the status of any ongoing construction projects (including costs spent to date), anticipated costs to complete such construction projects and a summary and explanation of any variance between budgeted and actual costs;

(b)                                 Sales Report.  Monthly, a list of any new escrows opened, and escrow closings (including purchase prices paid), for the sale of custom or production residential lots, multi-family lots or pads or other portions of the Property by the Company since the last sales report;

(c)                                  Revenue and Costs.  Monthly, a report of revenues received and costs incurred;

(d)                                 Other Reports.  Such other reports as the Executive Committee may request provided that such reports can be furnished without undue hardship or expense to the Company.

6.3                               Financial Reports.  Within thirty (30) days following the end of each calendar month, the Managing Member shall furnish each Member with financial reports consisting of a balance sheet, income statement and statement of cash flows together with a comparison of actual and budgeted results for the month then ended, and, in the case of the report for the last month of each year, the same financial statements for the year then-ended.

6.4                               Tax Matters.  The Managing Member shall cause drafts of tax returns for the Company to be delivered to the Executive Committee as soon as reasonably practicable after the end of each fiscal year of the Company.  The final form of such tax returns shall be subject to the approval of the Executive Committee.  Following the approval of tax returns, the Managing Member shall provide necessary tax information to be delivered to each Member.  KDC shall be the “tax matters partner” pursuant to the Code, but all actions by KDC in its capacity as tax matters partner shall be subject to the approval of the Executive Committee.

SECTION 7.                      TRANSFER OF COMPANY INTERESTS; NEW MEMBERS; DEFAULT REMEDY

7.1                               General.  No Member shall sell, assign, pledge, hypothecate, encumber or otherwise voluntarily transfer by any means whatever (“Transfer”) all or any portion of its interest, including an interest in profits, losses or distributions, in the Company (or permit any Person directly or indirectly holding any interest in such Member directly or indirectly to Transfer any part of such interest), except for Transfers (a) approved in writing by all Members, or (b) permitted under Section 7.2.  A transferee of a Member’s interest in the Company will be admitted as a Substituted Member only pursuant to Sections 7.2(a), 7.2(b) or 7.4.  Any purported Transfer which does not comply with the provisions of this Section 7 shall be void and of no force or effect.

7.2                               Permitted Transfers.

(a)                                 Transfers by KDC.  Notwithstanding Section 7.1, the following Transfers shall be permitted without the prior written consent of DMB:

(i)                                     Any Transfers of stock or other ownership interests in Alexander & Baldwin, Inc. and Transfers of up to 75% of the membership interest in KDC to or in favor of any Person; and

(ii)                                  KDC shall be permitted to Transfer all but not less than all of its interest as a Member to or in favor of any Person which Alexander & Baldwin, Inc. Controls and in which Alexander & Baldwin, Inc. owns in the aggregate (either directly or indirectly) at least 50% of the equity and profits interest.

Any permitted transferee of KDC under Section 7.2(a)(ii) shall be admitted as a Member in the Company, succeed to all rights of KDC under this Agreement and be subject to the same terms, conditions and limitations as were applicable to KDC, upon the execution and delivery by such Person of an instrument satisfactory in form and substance to DMB (in its reasonable discretion), whereby such Person agrees to be bound by all terms and conditions of this Agreement and a consent by any party to the Contribution Agreement who is not a party to this Agreement.  KDC shall give written notice to DMB of a proposed Transfer by KDC (or of shareholder interests in, or partnership interests in shareholders of, KDC) that is permitted under Section 7.2(a)(ii) not later than ten (10) business days before the completion of such Transfer.

(b)                                 Transfers by DMB.  Notwithstanding Section 7.1, the following Transfers shall be permitted without the prior written consent of KDC:

(i)                                     DMB may permit direct and indirect Transfers of interests in DMB (including the issuance of new interests in DMB) so long as at all times following such Transfer (A) Brown, Sklar, Dorrance and/or Madrone Partners LP Control(s) DMB, and (B) Brown, Sklar, Dorrance and/or Madrone Partners LP, their respective Family Members, and trusts and entities formed for the exclusive benefit of any of the foregoing Persons (including for this purpose the heirs and successors of any such Person who dies after the date of this Agreement) own in the aggregate (either directly or indirectly) at least 50% of the equity and profits interests in DMB; and

(ii)                                  DMB shall be permitted to Transfer all, but not less than all, of its interest as a Member to or in favor of (A) Brown, Sklar, Dorrance and/or Madrone Partners LP, or (B) any entity which Brown, Sklar, Dorrance and/or Madrone Partners LP Controls and in which Brown, Sklar, Dorrance and/or Madrone Partners LP, their respective Family Members, and/or trusts and entities formed for the exclusive benefit of any of the foregoing Persons (including for this purpose the heirs and successors of any such Person who dies after the date of this Agreement) continue to own in the aggregate (either directly or indirectly) at least 50% of the equity and profits interests.

KDC acknowledges that DMB intends and will be permitted to collaterally assign its interest in the Company as security for a loan from an entity which Dorrance Controls and which meets the requirements of Section 7.2(b)(ii)(B), and that a foreclosure of such loan by the entity which Dorrance Controls will be a permitted Transfer under this Agreement.  Any permitted transferee of DMB under Section 7.2(b)(ii) shall be admitted as a Member in the Company, succeed to all rights of DMB under this Agreement and be subject to the same terms, conditions and limitations as were applicable to DMB, upon the execution and delivery by such Person of an instrument satisfactory in form and substance to KDC (in its reasonable discretion), whereby such Person agrees to be bound by all terms and conditions of this Agreement that are applicable to DMB.  DMB shall give written notice to KDC of a proposed Transfer by DMB (or of interests in DMB) that is permitted under Section 7.2(b)(i) or (ii) not later than ten (10) business days before the completion of such Transfer.

(c)                                  Testamentary Transfers.  Notwithstanding any provision of this Section 7 to the contrary, in no event shall a Transfer of any direct or indirect interest in a Member that arises from the death of any Person holding such interest (whether such Transfer arises under a will, a trust, by operation of law or otherwise) be treated as a violation of the restrictions on Transfers set forth in this Section 7.

7.3                               Assignee of Member’s Interest.  If, pursuant to a Transfer of an interest in the Company by operation of law and without violation of Section 7.1 (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to Sections 7.2(a), 7.2(b) or 7.4, then, subject to Section 7.5, such Person:

(a)                                 shall be treated as an assignee of a Member’s interest, as provided in the Act;

(b)                                 shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

(c)                                  subject to Section 2.5(e)(iv), shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member.

7.4                               Substituted Members.  Except as provided in Sections 7.2(a) and (b), no Person taking or acquiring, by whatever means, the interest of any Member in the Company shall be admitted as a substituted Member in the Company (a “Substituted Member”) without the written consent of all Members, which consent may be withheld or granted in the sole and absolute discretion of each Member.

7.5                               Option to Purchase, Default Remedy.

(a)                                 General.  Upon:  (i) any Transfer of an interest in the Company or of any interest in a Member in violation of this Section 7; (ii) any Disassociation by a Member in violation of this Agreement; or (iii) a Member becoming a Defaulting Member pursuant to Section 2.4 (each a “Triggering Event”), the Member to whom a Triggering Event has not occurred (the “Option Member”) shall have the right, but not the obligation, to purchase the entire interest in the Company (the “Option Interest”) of the Member to whom the Triggering Event occurred (the “Selling Member”), on the terms and conditions set forth in this Section 7.5.

(b)                                 Election.  The Option Member may invoke the valuation procedure of Section 7.5(c) by giving written notice (the “Valuation Notice”) to the Selling Member (or, if applicable, its representatives, successors, or assigns) at any time within six (6) months following the Option Member’s actual knowledge of the Triggering Event.

(c)                                  Valuation Procedure.  For a period of sixty (60) days following the Valuation Notice, the Option Member and the Selling Member (or, if applicable, the representatives, successors or assigns of the Selling Member) shall negotiate in good faith to determine the fair market value of all of the Company’s assets, taken as a whole, exclusive of any goodwill or other intangible asset that does not have a book value for accounting purposes (the “Assets”).  If the parties are unable to agree on the fair market value of the Assets within the prescribed sixty (60) day period, then either Member may treat the absence of agreement on such fair market value as a Disagreement and give a Disagreement Notice with respect thereto pursuant to Section 5.11(d).  If arbitration proceedings result from a Disagreement Notice given under this Section 7.5(c), the Facilitator shall select an appraiser to assist the Facilitator in rendering its decision (pursuant to the authority granted under Section 5.12(f)(v)).  All determinations of the fair market value of the Assets shall be based on the assumption that the Assets are liquidated in an orderly manner over a period of six (6) months.  The parties’ agreement as to the fair market value of the Assets, or if applicable, the Facilitator’s determination of such fair market value shall be binding on all parties for purposes of this Agreement.  The date of the parties’ agreement on the fair market value of the Assets, or, if applicable, the date of the Facilitator’s determination of such fair market value, is referred to hereinafter as the “Valuation Date.”

(d)                                 Purchase Price.  The purchase price of the Option Interest shall be equal to 65% of the total amount of distributions and payments the Selling Member would receive pursuant to Section 8.3(c) if the Assets were sold for cash at their fair market value (determined in accordance with Section 7.5(c)), the Company immediately dissolved, and its assets were applied and distributed in liquidation pursuant to Section 8.3.  The Members agree that the percentage figure set forth in this Section 7.5(d) is fair and reasonable value of the Selling Member’s Option Interest in view of (i) the circumstances under which such right to purchase the Selling Member’s Option Interest is being triggered under this Section 7.5, and (ii) the challenges, financial and otherwise, to the Option Member of continuing the business of the Company following the purchase of the Option Interest.

(e)                                  Exercise of Right.  Within sixty (60) days following the Valuation Date, the Option Member shall give written notice to the Selling Member stating whether the Option Member desires to purchase the Option Interest.  If the Option Member makes a timely election to purchase the Option Interest, the Option Member shall deliver to the Selling Member (or, if applicable, to the representatives, successors or assigns of the Selling Member) the Option Member’s negotiable promissory note (the “Note”) in a principal amount equal to the purchase price determined under Section 7.5(d) payable in equal annual installments of principal together with annual payments of interest at the Prime Rate, over a period determined by the Option Member (but not to exceed five (5) years), with the first installment due and payable one (1) year from the date of sale.  The Note shall be secured by a collateral assignment of the Option Interest.  Such Note shall be delivered at a closing to be held ninety (90) days after the giving of such notice.

(f)                                   Deliveries by Selling Member.  At the closing specified in Section 7.5(e), the Selling Member (or, if applicable, its representatives, successors or assigns) shall deliver to the Option Member an executed assignment of the Option Interest, sufficient to convey the Option Interest to the Option Member free and clear of any liens, claims or encumbrances, except those taken subject to by the Option Member, as provided below.

(g)                                  Assumption and Release.  In connection with the purchase of any portion of the Option Interest hereunder, the Option Member shall release the Selling Member from and assume, as appropriate, such Company-related obligations and guarantees as shall relate to the transferred portion of the Option Interest and agrees to indemnify and hold harmless the Selling Member with respect to all such obligations and guarantees.

(h)                                 Closing Adjustments.  If the Option Interest is subject to any lien, claim or encumbrance, the Option Member may elect (i) to cause the purchase price (or a portion thereof) to be applied to discharge such lien, claim or encumbrance, or (ii) to take the Option Interest subject to such lien, claim or encumbrance and to reduce the purchase price otherwise payable by the Option Member to the Selling Member by the amount of such lien, claim or encumbrance.

(i)                                     Use of Nominee.  At the election of the Option Member, the purchase of the Option Interest pursuant to this Section 7.5 may be completed by a nominee of the Option Member, in which case, the obligations of the Option Member under this Section 7.5 shall be performed by the nominee rather than the Option Member.

(j)                                    Cure.  If the Triggering Event defined in Section 7.5(a) above is cured within sixty (60) days after the Option Member’s election to purchase the Option Interest, by payment of all amounts due (including interest) and all costs incurred by the Option Member in connection therewith, the option shall terminate.  Notwithstanding the foregoing provision permitting a cure, no Member may effect a cure under this Section 7.5 more than twice during the term of this Agreement.

7.6                               Distributions in Respect of Transferred Interests.  If any interest in the Company is transferred during any accounting period in compliance with the provisions of this Section 7, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

SECTION 8.                      DISSOLUTION AND TERMINATION

8.1                               Dissolution.  The Company shall dissolve upon the first to occur of any of the following events notwithstanding anything in H.R.S. § 428-801:

(a)                                 December 31, 2075; or

(b)                                 The sale of all or substantially all of the Property and the collection of the proceeds of such sale; or

(c)                                  The unanimous election to dissolve the Company by the Members entitled to vote.

Subject to Section 7.5, the Company shall not dissolve as a result of a Dissociation with respect to any Member, and shall continue in full force and effect in accordance with this Agreement until an event described in Sections 8.1(a) through (c) occurs.

8.2                               [Intentionally left blank.]

8.3                               Winding Up.

(a)                                 Notice of Winding Up.  Following the dissolution of the Company, as provided in Section 8.1, any remaining Member (acting at the direction of the Executive Committee) may execute and file any required notice of winding up with the Director.

(b)                                 Effect of Filing.  After the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until articles of termination have been filed with the Director or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

(c)                                  Liquidation and Distribution of Assets.  Upon the dissolution of the Company, the Managing Member or, if there is no Managing Member, the remaining Member(s) acting at the direction of the Executive Committee, or a court appointed trustee, if there is no remaining Member, shall take full account of the Company’s liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof.  During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 5.  The proceeds from liquidation of the Company’s property, to the extent sufficient therefor, shall be applied and distributed in the following order:

(i)                                     To the payment and discharge of all of the Company’s debts and liabilities, including those to Members who are creditors in the order of priority required by law, and to the establishment of any necessary reserves; and

(ii)                                  To the Members in accordance with Section 3.1 or 3.2, as applicable.

8.4                               Articles of Termination.  When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, articles of termination shall be executed and filed by any of the remaining Members (acting at the direction of the Executive Committee), with the Director.

SECTION 9.                      MISCELLANEOUS

9.1                               Notices.  Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, or sent by registered or certified mail, return receipt requested, addressed to any Member at the address appearing below such Person’s name on the signature page, or by facsimile transmission during normal business hours to the facsimile number set below such Person’s name on the signature page (followed by notice by mail, first class postage prepaid), or if to the Company, by notice to each Member as herein provided, or to such other address as the parties may from time to time specify by notice in accordance with this Section 9.1.  Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, at the applicable address.

9.2                               Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to only the benefit of the Members and their respective successors and permitted assigns and not to any other Person.

9.3                               Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

9.4                               Time.  Time is of the essence with respect to this Agreement.

9.5                               Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

9.6                               Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

9.7                               Incorporation by Reference.  Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

9.8                               Additional Documents.  Each Member, upon the request of any other Member, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

9.9                               Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

9.10                        Hawaii Law.  The laws of the State of Hawaii shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

9.11                        Waiver of Action for Partition.  Each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to any of the Company’s property.

9.12                        Counterpart Execution; Facsimile Signatures.  This Agreement may be executed in any number of counterparts pursuant to original or facsimile copies of signatures with the same effect as if all of the Members had signed the same document pursuant to original signatures.  All counterparts shall be construed together and shall constitute one agreement.

9.13                        Representations and Warranties.  Each Member represents and warrants to the Company and to the other Member that:

(a)                                 It has acquired its interest in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof;

(b)                                 Except as stated with respect to DMB in Section 7.2(b), it has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer or pledge all or any portion of its interest in the Company and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

(c)                                  It has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of an interest in the Company;

(d)                                 It has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

(e)                                  It has been afforded the same access to the books, financial statements, records, contracts, documents and other information concerning the Company and the prospective business of the Company as has been afforded the other Member and has been afforded an opportunity to ask such questions as it has deemed necessary or desirable in order to evaluate the merits and risks of the investment contemplated herein;

(f)                                   It acknowledges that it has performed its own due diligence with respect to its interest in the Company and is relying on that due diligence in making this investment and that it is not relying on the other Member or its Affiliates with respect to tax, suitability or other economic considerations;

(g)                                  This Agreement constitutes a legal, valid and binding obligation of the Member enforceable against the Member in accordance with its terms;

(h)                                 To the Member’s knowledge, the execution, delivery and performance of this Agreement by the Member does not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation,, contract or agreement to which the Member is subject;

(i)                                     Such Member is a valid entity, duly formed and validly existing under the laws of the State of its organization, is qualified to do business in the State of Hawaii and has full power and authority to enter into this Agreement and to perform the terms and provisions hereof; and

(j)                                    The execution and delivery of this Agreement and the performance of this Agreement by such Member have been duly authorized by all necessary limited liability company action and the Persons executing this Agreement and all documents related thereto on behalf of such Member are fully authorized to do so.  No consent of any member or manager or any judicial or administrative body or other governmental authority or any other Person or party is required for such execution, delivery or performance (or, if required, such consent has already been obtained).

9.14                        Glossary.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.14:

“Act” means the Hawaii Uniform Limited Liability Company Act, as amended, as set forth in H.R.S. § 428-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Actor” has the meaning given that term in Section 5.13.

“Additional Capital Contributions” shall mean the Capital Contributions designated as Additional Capital Contributions in Section 2.3.

“Adjusted Capital Account Balance” means an amount with respect to any Member equal to the balance in such Member’s Capital Account at the end of the relevant fiscal year, after increasing the balance in such Member’s Capital Account by any amount which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5).

“Affiliate” means, with respect to any Person:  (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (c) any officer, director, or general partner of such Person; (d) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (a) through (c) of this definition; or (e) any Family Member of any Person described in clauses (a) through (d) above.

“Agreement” means this Amended and Restated Operating Agreement, as further amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Approved Expenses” has the meaning given that term in Section 2.3(c).

“Articles” has the meaning given that term in Section 1.8.

“Assets” has the meaning given that term in Section 7.5(c).

“Book Value” has the meaning given that term in Section 4.1(b).

“Brown” means Drew M. Brown.

“Budgets” has the meaning given that term in Section 5.6.

“Business Activities” has the meaning given that term in Section 1.4.

“Capital Account” means the capital account maintained for each Member in accordance with Section 4.3.

“Capital Contribution” means, with respect to any Member, the Additional Capital Contributions, the Supplemental Capital Contributions, the Optional Capital Contributions, the Preferred Capital Contributions and the Priority Preferred Capital Contributions.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means Kukui’ula Development Company (Hawaii), LLC, a Hawaii limited liability company.

“Contribution Agreement” means the agreement dated April 25, 2002 between the Company, DMB, KDC and KDC Affiliates providing for the contribution of the Property to the Company.

“Contribution Notice” has the meaning given that term in Section 2.3.

“Control” means to possess and exercise legal and effective control over the business decisions and acts of an entity, without the consent or approval of another Person.

“Default Notice” has the meaning given that term in Section 2.4.

“Defaulting Member” has the meaning given that term in Section 2.4.

“Deficit Amount” has the meaning given that term in Section 2.4.

“Director” means the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.

“Disagreement” has the meaning given that term in Section 5.11(d).

“Disagreement Notice” has the meaning given that term in Section 5.12(d).

“Dissociation” means those events and circumstances listed in § 428-601 or 428-602 of the Act.

“DMB” means DMB Kukui’ula LLC, an Arizona limited liability company.

“Dorrance” means Bennett Dorrance.

“Effective Date” means May 1, 2009.

“Executive Committee” has the meaning given that term in Section 5.2(a).

“Facilitator List” has the meaning given that term in Section 5.12(a).

“Facilitators” has the meaning given that term in Section 5.12(a).

“Family Member” means, with respect to any Person the parents of such Person and any lineal descendants of the parents of such Person (whether by birth or adoption).

“golf course” means an eighteen-hole championship golf course and related practice facilities, storage facilities, a clubhouse (including dining facilities), locker room, parking lots and other similar improvements typically associated with a championship golf course.

“Independent Activities” has the meaning given that term in Section 1.9(a).

“KDC” means KDC, LLC, a Hawaii limited liability company.

“Managing Member” means the Managing Member designated by the Executive Committee.

“Member” means KDC and DMB.  If any Person is admitted as Substituted Member pursuant to the terms of this Agreement, “Member” shall be deemed to refer also to such Person.  “Members” refers collectively to all Persons who are designated as a “Member” pursuant to this definition.

“Net Cash Flow” means for a period of determination all receipts (other than Capital Contributions) of the Company from any source, less all costs and expenses of the Company, debt repayments, and reserves for matters determined in accordance with the Approved Budget, which will include, without limitation, a reserve for budgeted costs in excess of expected revenues which are expected to be paid by the Company during the six (6) months immediately following the date upon which Net Cash Flow is determined and reasonable reserves for contingent liabilities.

“Non-Defaulting Member” has the meaning given that term in Section 2.4.

“Note” has the meaning given that term in Section 7.5(e).

“Option Interest” has the meaning given that term in Section 7.5(a).

“Option Member” has the meaning given that term in Section 7.5(a).

“Optional Capital Contributions” means the Capital Contributions contributed pursuant to section 2.5(c).

“Optional Capital Return” means the total of all Optional Capital Contributions plus a preferred return accruing from the date each contribution was made to the Company equal to 25% per annum, compounded quarterly, on the amount thereof outstanding from time to time.  Distributions shall be applied first as a payment of the 25% return and then as a payment of the Optional Capital Contributions.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Priority Preferred Capital Contributions” means the Capital Contributions designated as Priority Preferred Capital Contributions in Section 2.4.

“Priority Preferred Capital Return” means the total of all Priority Preferred Capital Contributions plus a preferred return accruing from the date each contribution was made to the Company equal to 30% per annum, compounded quarterly, on the amount thereof outstanding from time to time.  Distributions shall be applied first as a payment of the 30% return and then as a payment of the Priority Preferred Capital Contribution.

“Preferred Capital Contributions” means the Capital Contributions designated as Preferred Capital Contributions in Section 2.3 and 2.4.

“Preferred Capital Return” means the total of all Preferred Capital Contributions plus a preferred return accruing from the date each contribution was made to the Company equal to 25% per annum, compounded quarterly, on the amount thereof outstanding from time to time.  Distributions shall be applied first as a payment of the 25% return and then as a payment of the Preferred Capital Contribution.

“Prime Rate” means the annual rate of interest denominated as the prime rate or reference rate of interest in the Wall Street Journal from time to time, with changes in such rate effective as changes are announced.

“Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to Section 4.2, and otherwise adjusted by the Executive Committee to comply with Regulation Sections 1.704-1(b) and 1.704-2(b).

“Project” means the construction, development, operation and sales activities in accordance with the Revised Business Plan for the Property.

“Property” means the approximately 1,014 acres of real property at Koloa, Kauai, Hawaii owned and currently being developed by the Company.

“Proposed Budgets” has the meaning given the term in Section 5.6.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Representative(s)” has the meaning given that term in Section 5.2(a).

“Revised Budget” means the budget for the Company’s operations approved by the Members, including any modifications thereto, approved in writing by the Executive Committee from time to time under Section 5.6.

“Revised Business Plan” means the plan for the acquisition, improvement, operation, marketing, development and disposition of the Property and the Project approved by the Members, as the same may be amended from time to time in accordance with Section 5.5.

“Selling Member” has the meaning given that term in Section 7.5(a).

“Shortfall” has the meaning given that term in Section 4.1 (a).

“Sklar” means Mark Sklar.

“Substituted Member” has the meaning given that term in Section 7.4.

“Supplemental Capital Contributions” means the Capital Contributions made pursuant to Section 2.3(b).

“Supplemental Capital Return” means the total of all Supplemental Capital Contributions plus a preferred return accruing from the date each contribution was made to the Company equal to 15% per annum, compounded quarterly, on the amount thereof outstanding from time to time.  Distributions shall be applied first as a payment of the 15% return and then as a payment of the Supplemental Capital Contributions.

“Transfer” has the meaning given that term in Section 7.1.

“Triggering Event” has the meaning given that term in Section 7.5(a).

“Valuation Date” has the meaning given that term in Section 7.5(c).

“Valuation Notice” has the meaning given that term in Section 7.5(b).

9.15                        No Brokers.  Each Member represents that it has dealt with no brokers, finders or agents in connection with the formation of the Company or the transfer of the Property and will indemnify and hold harmless the Company and the other Members against any claims made by any broker, finder or agent claiming through such Member.

9.16                        Entire Agreement.  This Agreement, together with the Contribution Agreement, sets forth the Members’ entire agreement with regard to the subject matter set forth herein and supersedes any prior agreement with regard to such subject matter, whether written or oral.

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

DMB Kukui’ula LLC,
an Arizona limited liability company

By:	DMB Communities II LLC, an Arizona
Limited liability company, Sole Member

	By:	DMB Associates, Inc., an
Arizona corporation, Manager

		By:	/s/ Andrew Beams
		Its:	VP

c/o DMB Associates, Inc.
7600 E. Doubletree Ranch Road, Suite 300
Scottsdale, Arizona 85258
Fax No. (480) 367-9788

KDC, LLC
an Hawaii limited liability company

By:	A & B Properties, Inc,
a Hawaii corporation,
Its Manager

	By:	/s/ Norbert Buelsing
	Its:	President

	By:	/s/ Paul Hallin
	Its:	Executive Vice President

822 Bishop Street
Honolulu, Hawaii 96813
Fax No. (808) 525-6616

EXHIBIT A

Facilitator List

Anthony C. Piazza, Esq.                                                                                                             (Mediation Only)

Gregorio, Haldeman & Piazza

625 Market Street, Suite 400

San Francisco, CA 94105

Phone:  415/543-3366

Fax:  415/543-6010

Eli Chernow

Judge of the Superior Court, Retired

P.O. Box 56389

Sherman Oaks, CA 91413-1389

Phone:  818/995-3584

Fax:  818/995-4218

Judge Patrick K.S.L. Yim

P.O. Box 240027

Honolulu, HI 96824

Thomas K. Kaulukukui, Jr.

Queen Lili’uokalani Trust

P.O. Box 4425

Honolulu, HI 96812